UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

Post Properties, Inc.

Post Apartment Homes, L.P.

(Exact name of registrant as specified in its charter)

Georgia

Georgia

(State or other jurisdiction of incorporation)

1-12080

0-28226

(Commission File Number)

58-1550675

58-2053632

(IRS Employer Identification Number)

4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327

(Address of principal executive offices)

Registrant’s telephone number, including area code (404) 846-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On May 1, 2014, Post Addison Circle Limited Partnership, a wholly-owned indirect subsidiary (the “Borrower”) of Post Apartment Homes, L.P. (the “Operating Partnership”) prepaid the aggregate outstanding principal amount of $120.0 million on a multi-family fixed rate note (the “Note”) with Federal Home Loan Mortgage Corporation, as lender. The Note was secured by a deed of trust on the Post Addison Circle™ community, located in the Dallas, TX metropolitan area. The Note would have matured on February 1, 2015 with an automatic extension until February 1, 2016 (absent an event of default) and required fixed interest-only payments at 4.88% until January 31, 2015 and interest payments at a variable interest rate during the extension period. The Note contained representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility. The Note and the deed of trust related thereto were each terminated in connection with the prepayment.

The Borrower also paid prepayment premiums of an aggregate of approximately $4.2 million in connection with the prepayment of the Note. As such, the Operating Partnership expects to record a loss on early extinguishment of debt of approximately $4.3 million in connection with the prepayment premiums paid and the write-off of unamortized loan costs in the second quarter of 2014. The Operating Partnership used cash on hand and borrowings on its unsecured revolving lines of credit to finance the prepayment of the Note and the payment of the related prepayment premium.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2014

POST PROPERTIES, INC.

By:	/s/ David P. Stockert
David P. Stockert
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2014

POST APARTMENT HOMES, L.P.

By:	POST GP HOLDINGS, INC.,
as General Partner

By: /s/ David P. Stockert
David P. Stockert
President and Chief Executive Officer